Exhibit 2.1

Description of the Registrant’s Securities
Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

Class A Ordinary Shares, par value US$0.0000375 per share (the “Class A Ordinary Shares”), of Huachen AI Parking Management Technology Holding Co., Ltd (“we,” “our,” “our company,” or “us”) are listed and traded on the Nasdaq Capital Market, and in connection with this listing (but not for trading), its Class A Ordinary Shares are registered under Section 12(b) of the Exchange Act. In addition, our authorized share capital includes Class B ordinary shares, par value US$0.0000375 per share (the “Class B Ordinary Shares”), which are not registered under Section 12 of the Exchange Act. This exhibit contains a description of the rights of the holders of Class A Ordinary Shares and Class B Ordinary Shares (together, the “Ordinary Shares”), collectively.

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective amended and restated memorandum of association and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (as revised) of the Cayman Islands (the “Companies Act”), and the common law of the Cayman Islands, insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which have been filed with the U.S. Securities and Exchange Commission as exhibits to our Annual Report on Form 20-F (File No.  001-42505), initially filed with the U.S. Securities and Exchange Commission on May 13, 2026.

General

We are authorized to issue 2,083,333,334 Ordinary Shares, comprising of 1,666,666,667 Class A Ordinary Shares and 416,666,667 Class B Ordinary Shares.  All of our issued Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered book-entry form and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares.

As of the date of this annual report, there are 629,167 Class A Ordinary Shares and 533,333 Class B Ordinary Shares issued and outstanding.

Type of Securities (Item 9.A.5 of Form 20-F)

Each Class A Ordinary Share and each Class B Ordinary Share has a par value of US$0.0000375. The number of Ordinary Shares that have been issued as of the last day of the financial year ended December 31, 2025, is provided on the cover of the annual report on Form 20-F filed on May 13, 2026. Our Ordinary Shares may be held in either certificated or uncertificated form.

On December 8, 2025, our shareholders passed an ordinary resolution to approve a share combination of the Class A Ordinary Shares and Class B Ordinary Shares at a ratio of not less than 1-for-2 and not more than 1-for-250, with the final ratio to be determined by our board of directors at any time after approval by the shareholders (the “Reverse Share Split”) and to authorize our board of directors to implement such Reverse Share Split at its discretion at any time prior to the one-year anniversary of the general meeting at which the shareholders’ resolution was passed. On March 24, 2026, our board of directors resolved to effect the Reverse Share Split at a 1-for-30 ratio, such that every thirty (30) issued Ordinary Shares were combined into one (1) issued Ordinary Share, with fractional shares rounded to the nearest whole share. The Reverse Share Split became effective for trading on the Nasdaq Capital Market on April 13, 2026. Following the Reverse Share Split, the number of issued and outstanding Class A Ordinary Shares of the Company was reduced from 18,897,500 Class A Ordinary Shares to approximately 629,167 Class A Ordinary Shares and the number of outstanding Class B Ordinary Shares of the Company was reduced from 16,000,000 Class B Ordinary Shares to approximately 533,333 Class B Ordinary shares. Following implementation of the Reverse Share Split, our authorized share capital is 2,083,333,334 Ordinary Shares, comprising of 1,666,666,667 Class A Ordinary Shares, par value of US$0.0000375 per share and 416,666,667 Class B Ordinary Shares, par value of US$0.0000375 per share.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our Ordinary Shares are not subject to any pre-emptive or similar rights under either Companies Act, or our Memorandum and Articles of Association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not Applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Ordinary Shares

The Company is authorized to issue 2,083,333,334 ordinary shares, comprising of 1,666,666,667 Class A Ordinary Shares and 416,666,667 Class B Ordinary Shares. of a par value of US$0.0000375 each. Subject to applicable laws of the Cayman Islands and subject to the provision if any, in that behalf of the Memorandum and without prejudice to any rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of share capital or otherwise as the Company may, from time to time in a general meeting determine, and to such persons, at such times and on such other terms as the Directors think proper.

The Directors may authorise the division of shares into any number of classes and series and the different classes and series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes and series (if any) and the relevant Functional Currency thereof shall be fixed and determined by the Directors. The pro rata portion of the Company’s assets that may be attributed to each class or series may be invested together with the pro rata portion of the Company’s assets that may be attributed to each other class or series as designated from time to time.

Our directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason. The Company shall not issue shares to bearer. The Directors may resolve to accept non-cash assets in satisfaction (in whole or in part) of the subscription price or the issue price of any shares.

Dividends

Subject to the provisions of the Companies Act and our Memorandum and Articles of Association, our directors may declare dividends and distributions on shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the Company’s share premium account or as otherwise permitted by the Companies Act.

Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the par value of the shares that a member holds. If any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

Our directors may deduct from any dividend or distribution payable to any member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

Our directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, our directors may settle the same as they think expedient and in particular may issue fractional shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the basis of the value so fixed in order to adjust the rights of all members and may vest any such specific assets in trustees as may seem expedient to the directors.

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on our register of members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

No dividend or distribution shall bear interest against the Company. Any dividend which cannot be paid to a member and/or which remains unclaimed after six months from the date of declaration of such dividend may, in the discretion of the directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the member. Any dividend which remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

Voting Rights

On a show of hands, every member present in person or by proxy shall have one vote. On a poll, each member present in person or by proxy shall have one (1) vote for each Class A Ordinary Share of which he is the holder and thirty (30) for each Class B Ordinary Share of which he is the holder. In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Company’s register of members.

A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other person in the nature of a committee appointed by that court, and any such committee or other person may, on a poll, vote by proxy. No member shall be entitled to vote at any general meeting of the Company unless all calls or other sums presently payable by him in respect of his voting Ordinary Shares in the Company have been paid.

On a poll votes may be given either personally or by proxy. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a member of the Company. Each member, other than a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy on a poll.

The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority, shall be deposited at the Company’s registered office or at such other place as is specified for that purpose in the notice convening the meeting not less than forty-eight hours before the time for holding the meeting or adjourned meeting (subject to the discretion of the directors to reduce this period from forty-eight hours to the time of the holding of the meeting) at which the person named in the instrument proposes to vote, and in default the instrument of proxy may not be treated as valid.

An instrument appointing a proxy may be in any usual or common form as the directors may approve. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll. A resolution in writing signed by all the members for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held and may consist of several documents in the like form each signed by one or more of the members.

Meetings and Consents of Shareholders

The directors may, whenever they think fit, convene an extraordinary general meeting. If, at any time, there are not sufficient directors capable of acting to form a quorum, any director or any two members of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings are to be convened by directors.

General meetings shall also be convened on the requisition in writing of any member or members entitled to attend and vote at general meetings of the Company holding shares representing at least ten percent of the voting rights of the issued and paid up shares carrying the right to attend and vote at a general meeting of the Company deposited at the Company’s registered office specifying the general nature of the business to be carried out at the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the directors to convene the general meeting shall be reimbursed to them by the Company.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Save as herein otherwise provided, a quorum shall be the presence, in person or by proxy, of one or more members holding Ordinary Shares that represent at least one-third of voting rights of the issued and paid-up Ordinary Shares carrying the right to attend and vote thereat.

If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved. in any other case, it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the members present and entitled to vote shall form a quorum.

The directors may, in their discretion, (i) permit attendance at and participation in any general meeting of the Company by means of video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all persons participating in a meeting are capable of hearing and being heard by each other (“Communication Facilities”) and/or (ii) determine that any general meeting shall, through the aid of Communication Facilities, be held in more than one place. Without limiting the generality of the foregoing, the directors may determine that any general meeting may be held as a virtual meeting in accordance with our Memorandum and Articles of Association. The notice of any general meeting at which Communication Facilities will be utilised shall disclose the Communication Facilities that will be used, including the procedures to be followed by any person who wishes to utilise such Communication Facilities for the purposes of attending, participating in and/or voting at such meeting.

The chairman, if any, of our board of directors shall preside as chairman at every general meeting of the Company. If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any director or person nominated by the directors shall preside as chairman, failing which the members present in person or by proxy shall choose any person present to be chairman of that meeting.

The chairman of any general meeting shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply:

(a)	the chairman of the meeting shall be deemed to be present at the meeting; and

(b)	if the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other persons participating in the meeting, then the other directors present at the meeting shall choose another director present to act as chairman of the meeting for the remainder of the meeting; provided that if no other director is present at the meeting, or if all the directors present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the directors.

The chairman of any general meeting may, with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

The directors may cancel or postpone any duly convened general meeting, except for general meetings requisitioned by the members, for any reason or for no reason, and shall, as soon as practicable after the determination to cancel or postpone such meeting is made, give notice in writing to the members of such cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the directors may determine.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting or one or more members present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. If, through the aid of Communication Facilities, the meeting is held in more than one place, the chairman of the meeting may appoint scrutineers in more than one place, but if the chairman of the meeting considers that the poll cannot be monitored effectively at the meeting, the chairman of the meeting may adjourn the meeting to a place (or places), date and time at which the chairman of the meeting believes it will be possible for the poll to be monitored effectively.

All questions submitted to a meeting shall be decided by an ordinary resolution except where a greater majority is required by our Memorandum and Articles of Association or by the Companies Act or is otherwise specified in the notice of meeting. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall not be entitled to a second or casting vote and the resolution in question shall not be passed.

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith; a poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

Appointment and Removal of Directors

The Company may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director. Our board of directors may appoint any person to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.

Calls on Shares and Liens

The directors may, from time to time, make calls upon the members in respect of any moneys unpaid on their Shares. Each member shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call. The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of six per cent per annum from the day appointed for the payment thereof to the time of the actual payment, but the directors shall be at liberty to waive payment of that interest wholly or in part.

The provisions as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

The directors may make arrangements on the issue of shares for a difference between the holders in the amount of calls to be paid and in the times of payment. The directors may, if they think fit, receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate as may be agreed upon between the member paying the sum in advance and the directors.

The Company shall have a lien on every Share (not being a fully-paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a lien on all shares (other than fully-paid shares) standing registered in the name of a single person for all moneys presently payable by him or his estate to the Company; but the directors may, at any time, declare any share to be wholly or in part exempt. The Company’s lien, if any, on any share shall extend to all dividends payable thereon.

The Company may sell, in such manner as the directors think fit, any shares in which the Company has a lien, but no sale shall be made unless some amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the persons entitled thereto by reason of his death or bankruptcy.

For giving effect to any such sale, the directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale. The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

Redemption, Purchase and Surrender of Own Shares

Subject to the provisions of the Companies Act, the Company may issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or at the option of a member, on such terms and in such manner as the directors may, at the time of or before the issue of such shares, determine, or as may otherwise be determined from time to time. The directors may levy a charge of such amount as they may from time to time determine on the redemption of shares of any class or series which are redeemed within such periods of the date of issue or in such other circumstances as the directors may from time to time determine. Such charge may be waived by the directors or paid to the Company or to such other person as the directors may determine.

The timing of payments to a redeeming member of the redemption proceeds to which such redeeming member is entitled upon a redemption of shares, the amounts of each such payment, the currency in which such redemption proceeds shall be paid and the extent to which amounts may be withheld therefrom and the interest (if any) to be applied thereto shall be determined by the directors from time to time.

Amounts payable to a redeeming member in connection with the redemption of shares may be paid in cash (unless the directors determine to pay the redemption price (or any amount thereof) by way of delivery of assets in specie) and normally will be posted or sent by wire transfer upon the redeeming member’s request and at his expense. The nominal value of shares may be redeemed out of the proceeds arising from the issue of an equal number of shares and the premium (if any) on such shares shall be paid from the Company’s share premium account provided always that at the discretion of the directors such shares may be redeemed out of the profits of the Company which would otherwise have been available for dividends and any premiums thereon may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

Upon the redemption of a share being effected, the redeeming member shall cease to be entitled to any rights in respect thereof (excepting always the right to receive a dividend which has been declared in respect thereof prior to such redemption being effected or any redemption proceeds payable) and accordingly his name shall be removed from the Company’s register of members with respect thereto and the share shall be available for re-issue as an unclassified Share and until re-issue shall form part of the unissued share capital of the Company.

Upon the redemption of any shares being effected, the directors shall have the power to divide in specie the whole or any part of the assets of the Company and appropriate such assets in satisfaction or part satisfaction of the redemption price to one or more redeeming members or members being compulsorily redeemed on such terms as they may determine.

Subject to the provisions of the Companies Act, the Company may purchase its own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with a member. Subject to the Companies Act, the Company may accept the surrender for no consideration of any fully paid share (including any redeemable share) on such terms and in such manner as the directors may determine.

Transfer of Shares

In respect of any shares that are listed on the Nasdaq Capital Market or on any stock exchange in the United States (a “Designated Stock Exchange”) for the time being, and provided that such transfer complies with the Designated Stock Exchange Rules, a member may transfer shares to another person by completing an instrument of transfer:

(a)	in a form prescribed by the Designated Stock Exchange; or

(b)	otherwise in any common form or any form approved by the directors which is executed by or on behalf of that member, where the shares are fully paid, or by or on behalf of that member and the transferee, where the shares are partly-paid or unpaid.

In respect of any shares that are listed on a Designated Stock Exchange for the time being, the directors may decline to register any transfer of any share, unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d) a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the directors may from time to time require, is paid to the Company in respect thereof; and

(e) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.

In respect of shares that are not listed on a Designated Stock Exchange for the time being, no transfer shall be permitted without the consent of the directors, which may be withheld for any or no reason. The registration and transfer of shares may be suspended at such times and for such periods as the directors may from time to time determine, subject to the requirements of the Designated Stock Exchange Rules (including as to notice).

The legal personal representative of a deceased sole holder of a share shall be the only person that may be recognised by the Company as having title to the share. In the case of a share registered in the name of two or more holders, the survivor or the legal personal representative of the deceased survivor shall be the only person recognised by the Company as having title to the share.

Any person becoming entitled to a share in consequence of the death or bankruptcy of a member shall, upon such evidence being produced as may from time to time be required by the directors, have the right either to be registered as a member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any share, or (except only as is otherwise provided by the Companies Act) any other rights in respect of any share other than an absolute right to the entirety thereof in the registered holder.

Liquidation Rights

If the Company shall be wound up, and the assets available for distribution amongst the members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This is without prejudice to the rights of the holders of shares issued upon special terms and conditions.

If the Company shall be wound up the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Companies Act, divide amongst the members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the members as the liquidator, with the like sanction, shall think fit, but so that no member shall be compelled to accept any asset upon which there is a liability.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variation of Rights of Shares

If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the votes cast at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, but so that the necessary quorum shall be one or more persons at least holding or representing by proxy one-third of the issued shares of the relevant class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those members who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the shares of that class, every member of the class present in person or by proxy may demand a poll and shall on a poll have one vote for each share of the class held by him.

For the purposes of convening and holding a meeting, the directors may treat all the classes or any two or more classes as forming one class if they consider that the variation of the rights attached to such classes proposed for consideration at such meeting is the same variation for all such relevant classes, but in any other case shall treat them as separate classes.

The rights conferred upon the holders of the shares of any class shall not, unless otherwise provided by the terms of issue of the shares of that class, be deemed to be varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase by the Company of shares of any other class.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote Ordinary Shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of share capital or otherwise.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for what they believe in good faith to be in the best interests of our Company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act is modeled after that of English law but does not follow recent English statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with the requisite declarations and undertakings required under the Cayman Islands Companies Act, including a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures, under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (i) in the case of a shareholder scheme, seventy-five percent in value of the members or class of members, as the case may be, with whom the arrangement is to be made or (ii) in the case of a creditor scheme, a majority in number of the creditors or class of creditors with whom the arrangement is to be made who must in addition represent seventy-five per cent in value of such creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

The Companies Act provides that shareholders of companies incorporated in Cayman Islands have rights of dissent and appraisal and are entitled to be paid the fair value of their shares upon dissenting to a merger or consolidation.

A company that has received any notice of dissent must, within specified time periods, make a written offer to each dissenting shareholder to purchase its shares at a price that the company determines to be the fair value, and if agreed by the shareholder, monies must be paid to the dissenting shareholder within thirty days of the offer being made. If no price is agreed upon, the company must file a petition with the Grand Court of the Cayman Islands for a determination of the fair value of the shares of all dissenting shareholders and any dissenting shareholders is permitted to be involved in those proceedings.

If the arrangement and reconstruction is thus sanctioned by the Grand Court of the Cayman Islands, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of not less than 90% of the shares which are subject to the offer within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

Shareholders’ Suits and Protection of Minority Shareholders

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Grand Court of the Cayman Islands can be expected to apply and follow the common law principles (namely the rule derived from the seminal English case of Foss v. Harbottle, and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of the company to challenge the following acts in the following circumstances:

●	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	an irregularity in the passing of a resolution which requires a special majority; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company, so that they will not cause the company to bring an action.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court of the Cayman Islands shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such indemnification may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages are incurred or sustained by or through their own dishonesty, willful default or actual fraud. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the Companies Action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act in good faith in what the director considers are the best interests of the company; a duty to avoid any conflict of interest (whether actual or potential) between the director’s duty to the company and the director’s personal interest or a duty to a third party; a duty not to improperly fetter the exercise of the director’s future discretion; a duty not to misuse the company’s property; and a duty to exercise powers for the purpose for which such powers were intended. Under the common law, a director of a Cayman Islands company further owes a duty to exercise skill and care. English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware corporate law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. The Companies Act does not provide shareholders of a Cayman Islands exempted company with any rights to requisition a general meeting nor any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow our shareholders holding shares representing 10% or more of the voting rights of the issued and paid up shares carrying the right to attend and vote at a general meeting of the Company to requisition a general meeting. Other than this right to requisition a general meeting, our Memorandum and Articles of Association do not provide our shareholders any other right to put a proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings unless expressly provided under the articles of association.

Cumulative Voting

Under the Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our Memorandum and Articles of Association do not provide for cumulative voting.

Removal of Directors

Under the Delaware corporate law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware corporate law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. The Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, as mentioned above the directors have certain fiduciary duties including a duty to act bona fide in the best interests of the company. Our Memorandum and Articles of Association require directors to disclose the nature of their interest in any contract or transaction at or prior to the board of directors’ consideration of such contract or transaction and any vote thereon.

Dissolution; Winding up

Under the Delaware corporate law, unless the Board of Directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board of Directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its shareholders. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Memorandum and Articles of Association, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights Attaching to Shares

Under the Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds majority of the issued shares of that class, or with the sanction of a special resolution passed by at least a two-thirds majority of holders of the class in person or by proxy and entitles to vote at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware corporate law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.

Changes in Capital (Item 10.B.10 of Form 20-F)

Not applicable.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.